Exhibit 4.11

SECOND SUPPLEMENTAL INDENTURE

Second Supplemental Indenture (this “Supplemental Indenture”), dated as of December 17, 2010, among (1) Solo Cup Company, a Delaware corporation (the “Company”), and Solo Cup Operating Corporation, a Delaware corporation (“SCOC” and, together with the Company, the “Issuers”), (2) Solo Cup Finance Limited, a company organized under the laws of England and Wales and an indirect subsidiary of the Company (the “Guaranteeing Subsidiary”), (3) each of the other subsidiaries of the Company (other than SCOC) listed on the signature pages hereto (collectively, the “Existing Guarantors”), and (4) U.S. Bank National Association, a nationally chartered banking association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers and the Existing Guarantors heretofore executed and delivered to the Trustee an indenture (the “Original Indenture”), dated as of July 2, 2009, providing for the issuance of the Co-Issuer’s 10.5% Senior Secured Notes due 2013 (the “Notes”) and a supplemental indenture (the “First Supplemental Indenture”), dated as of April 30, 2010 (the Original Indenture, as supplemented by the First Supplemental Indenture, being hereinafter referred to as the “Indenture”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall, subject to Article Ten of the Indenture, unconditionally guarantee the Notes on the terms and conditions set forth therein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers, the Guaranteeing Subsidiary, the Existing Guarantors and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Notes:

1. Capitalized Terms. Capitalized terms that are defined in the Indenture and used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Guarantee.

(a) Subject to Article Ten of the Indenture, the Guaranteeing Subsidiary, jointly and severally with all other Guarantors, fully and unconditionally, guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that:

(i) the principal of, premium (if any), interest and Special Interest (if any) on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium (if any), interest and Special Interest (if any) on, the Notes, if lawful (subject in all cases to any applicable grace period provided herein), and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder will be promptly paid in full, all in accordance with the terms hereof and thereof; and

(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same will be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. The Guaranteeing Subsidiary agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guaranteeing Subsidiary hereby agrees that, to the maximum extent permitted under applicable law, its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against either of the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c) The Guaranteeing Subsidiary, subject to Section 6.06 of the Indenture, hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of either of the Issuers, any right to require a proceeding first against either of the Issuers, protest, notice and all demands whatsoever and covenants that the Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture.

(d) If any Holder or the Trustee is required by any court or otherwise to return to either of the Issuers, the Guarantors, or any custodian, trustee, liquidator or other similar official acting in relation to either of the Issuers or any Guarantor, any amount paid by any of them to the Trustee or such Holder, the Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e) The Guaranteeing Subsidiary agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(f) The Guaranteeing Subsidiary agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six of the Indenture for the purposes of the Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such obligations as provided in Article Six of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of the Note Guarantee.

(g) The Guaranteeing Subsidiary shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

(h) The Guaranteeing Subsidiary confirms, pursuant to Section 10.02 of the Indenture, that it is the intention of the Guaranteeing Subsidiary that the Note Guarantee not constitute a transaction at an undervalue or preference under the Insolvency Act of 1986. To effectuate the foregoing intention, the Guaranteeing Subsidiary and the Trustee hereby irrevocably agree that the obligations of the Guaranteeing Subsidiary will be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Guaranteeing Subsidiary that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article Ten of the Indenture, result in the obligations of the Guaranteeing Subsidiary under the Note Guarantee not constituting a transaction at an undervalue or preference.

3. Execution and Delivery. The Guaranteeing Subsidiary agrees that the Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of the Note Guarantee.

4. Guaranteeing Subsidiary May Consolidate, Etc., on Certain Terms.

(a) The Guaranteeing Subsidiary may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not the Guaranteeing Subsidiary is the surviving Person), another Person, other than the Issuers or another Guarantor, unless:

(i) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(ii) either:

(A) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guaranteeing Subsidiary) (1) is organized or existing under the laws of the United States, any state thereof or the District of Columbia (provided that this Section 4(a)(ii)(A)(1) shall not apply if the Guaranteeing Subsidiary is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia) and (2) assumes all the obligations of the Guaranteeing Subsidiary under the Indenture, this Supplemental Indenture, the Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture reasonably satisfactory to the Trustee; or

(B) such sale or other disposition or consolidation or merger complies with Section 4.10 of the Indenture.

(b) In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Guaranteeing Subsidiary, such successor Person shall succeed to and be substituted for the Guaranteeing Subsidiary with the same effect as if it had been named herein as the Guaranteeing Subsidiary. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees hereunder to be endorsed upon all of the Notes issuable under the Indenture which theretofore shall not have been signed by the Issuers and delivered to the Trustee. All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all of the Note Guarantees had been issued at the Issue Date.

(c) Except as set forth in Article Five of the Indenture, and notwithstanding clauses (i) and (ii) of Section 4(a) above and clauses (i) and (ii) of Section 10.04(a) of the Indenture, nothing contained in the Indenture or in any of the Notes shall prevent any consolidation or merger of the Guaranteeing Subsidiary with or into either of the Issuers or another Guarantor, or shall prevent any sale or conveyance of the property of the Guaranteeing Subsidiary as an entirety or substantially as an entirety to either of the Issuers or another Guarantor.

5. Release.

(a) The Guaranteeing Subsidiary will be released and relieved of any obligations under the Note Guarantee, (i) in connection with any sale or other disposition of Capital Stock of such Guaranteeing Subsidiary to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company such that, immediately after giving effect to such transaction, the Guaranteeing Subsidiary would no longer constitute a Subsidiary of the Company, if the sale of such Capital Stock complies with Section 4.10 and Section 4.07 of the Indenture; (ii) if the Company properly designates the Guaranteeing Subsidiary as an Unrestricted Subsidiary under the Indenture; or (iii) solely in the case of a Note Guarantee created pursuant to the second sentence of Section 4.18(a) of the Indenture, upon the release or discharge of the Guarantee which resulted in the creation of the Note Guarantee pursuant to Section 4.18(b) of the Indenture, except a discharge or release by or as a result of payment under such Guarantee. Upon delivery by the Issuers to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that one of the foregoing requirements has been satisfied and the conditions to the release under this Section 5 have been met, the Trustee shall execute any documents reasonably required in order to evidence the release from its obligations under the Note Guarantee.

(b) If the Guaranteeing Subsidiary is not released from its obligations under the Note Guarantee as provided in this Section 5, it shall remain liable for the full amount of principal of, and premium (if any), interest and Special Interest (if any) on, the Notes and for the other obligations of any Guarantor under the Indenture as provided in Article Ten of the Indenture.

6. No Recourse Against Others. Pursuant to Section 13.07 of the Indenture, no director, officer, employee, incorporator or stockholder shall have any liability for any obligations under the Notes, the Indenture, this Supplemental Indenture, the Note Guarantees, the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. This waiver and release are part of the consideration for the Note Guarantee.

8. NEW YORK LAW TO GOVERN. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE AND THE NOTE GUARANTEE.

9. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

10. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

11. Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary, the Existing Guarantors and the Issuers.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, all as of the date first above written.

SOLO CUP COMPANY, a Delaware corporation

By:	/s/ Robert D. Koney, Jr.
Name:	Robert D. Koney, Jr.
Title:	Executive Vice President and Chief Financial Officer

SOLO CUP OPERATING CORPORATION, a Delaware corporation

By:	/s/ Robert D. Koney, Jr.
Name:	Robert D. Koney, Jr.
Title:	Executive Vice President and Chief Financial Officer

SF HOLDINGS GROUP, INC., a Delaware corporation

By:	/s/ Robert D. Koney, Jr.
Name:	Robert D. Koney, Jr.
Title:	Executive Vice President and Chief Financial Officer

Second Supplemental Indenture – Signature page 1 of 4

LILY-CANADA HOLDING CORPORATION, a Delaware corporation

By:	/s/ Robert D. Koney, Jr.
Name:	Robert D. Koney, Jr.
Title:	Vice President

SOLO CUP (UK) LIMITED, a company organized under the laws of England and Wales

By:	/s/ Richard R. Hernke
Name:	Richard R. Hernke
Title:	Director

INSULPAK HOLDINGS LIMITED, a company organized under the laws of England and Wales

By:	/s/ Richard R. Hernke
Name:	Richard R. Hernke
Title:	Director

SOLO CUP EUROPE LIMITED, a company organized under the laws of England and Wales

By:	/s/ Richard R. Hernke
Name:	Richard R. Hernke
Title:	Director

Second Supplemental Indenture – Signature page 2 of 4

P. R. SOLO CUP, INC., an Illinois corporation

By:	/s/ Robert D. Koney, Jr.
Name:	Robert D. Koney, Jr.
Title:	Vice President

SOLO MANUFACTURING LLC, a Delaware limited liability company

By:	/s/ Robert D. Koney, Jr.
Name:	Robert D. Koney, Jr.
Title:	Vice President

SOLO CUP OWINGS MILLS HOLDINGS

By: Solo Cup Operating Corporation, a Delaware corporation, as sole beneficial owner of Solo Cup Owings Mills Holdings

By:	/s/ Robert D. Koney, Jr.
Name:	Robert D. Koney, Jr.
Title:	Executive Vice President and Chief Financial Officer

SOLO CUP FINANCE LIMITED, a company organized under the laws of England and Wales

By:	/s/ Robert D. Koney, Jr.
Name:	Robert D. Koney, Jr.
Title:	Director

Second Supplemental Indenture – Signature page 3 of 4

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond S. Haverstock
Name:	Raymond S. Haverstock
Title:	Vice President

Second Supplemental Indenture – Signature page 4 of 4